EXHIBIT 99.1

MESABI TRUST PRESS RELEASE

New York, New York
April 14, 2017

The Trustees of Mesabi Trust (NYSE: MSB) declared a distribution of fifty-five cents ($0.55) per Unit of Beneficial Interest payable on May 20, 2017 to Mesabi Trust Unitholders of record at the close of business on April 30, 2017. This compares to a distribution of twenty cents ($0.20) per Unit of Beneficial Interest for the same period last year.

The thirty-five cents ($0.35) per Unit increase in the current distribution, as compared to the same quarter last year, is primarily attributable to the Mesabi Trustees’ consideration of the Trust’s receipt of $9,791,421 in total royalty payments paid to the Trust on January 30, 2017 by Northshore Mining Company (“Northshore”) for iron ore shipments during the fourth calendar quarter out of Silver Bay, Minnesota. The Trustees’ determination of the fifty-five cents ($0.55) distribution announced today also reflects the Trust’s recognition of $2,099,415 in negative pricing adjustments recognized by Mesabi Trust in the last month of the fiscal year ended January 31, 2017, which will offset future royalties that would otherwise be paid to the Trust, as well as the Trustees’ continuing effort to maintain a prudent level of unallocated reserve in order for the Trust to be in position to meet current and future expenses, and any present and future liabilities (whether fixed or contingent) that may arise in connection with the current and ongoing challenges in the iron ore and steel industries. Finally, the increase in the current distribution compared to a year ago also reflects the fact that during the first calendar quarter of 2016, Northshore’s iron ore pellet production in Silver Bay, Minnesota had been temporarily idled.

Quarterly royalty payments earned for iron ore shipments made during the calendar quarter ended March 31, 2017, if any, payable by Northshore to Mesabi Trust under the royalty agreement, are due on April 30, 2017, together with the quarterly royalty report. After receiving the report, Mesabi Trust plans to file a summary of the quarterly royalty report with the Securities and Exchange Commission in a Current Report on Form 8-K.

This press release contains certain forward-looking statements with respect to iron ore pellet production, iron ore pricing and adjustments to pricing, iron ore shipments, royalty (including bonus royalty) amounts, and other matters, which statements are intended to be made under the safe harbor protections of the Private Securities Litigation Reform Act of 1995, as amended. Actual production, prices, price adjustments, and shipments of iron ore pellets, as well as actual royalty payments (including bonus royalties) could differ materially from current expectations due to inherent risks and uncertainties such as general adverse business and industry economic trends, uncertainties arising from war, terrorist events, natural disasters, weather conditions and other global events, higher or lower customer demand for steel and iron ore, decisions by mine operators regarding curtailments or idling production lines or entire plants, environmental compliance uncertainties, difficulties in obtaining and renewing necessary operating permits, higher imports of steel and iron ore substitutes, processing difficulties, consolidation and restructuring in the domestic steel market, indexing features in Cliffs Pellet Agreements resulting in adjustments to royalties payable to Mesabi Trust and other factors. Further, substantial portions of royalties earned by Mesabi Trust are based on estimated prices that are subject to interim and final adjustments, which can be positive or negative, and are dependent in part on multiple price and inflation index factors under agreements to which Mesabi Trust is not a party and that are not known until after the end of a contract year. Although the Mesabi Trustees believe that any such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially. Additional information concerning these and other risks and uncertainties is contained in the Trust’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K. Mesabi Trust undertakes no obligation to publicly update or revise any of the forward-looking statements made herein to reflect events or circumstances after the date hereof.

Contact:	Mesabi Trust SHR Unit
Deutsche Bank Trust Company Americas
(904) 271-2520